EXHIBIT 99.1

               Trimble to Acquire 3D Laser Scanning Company MENSI


     HAMBURG, Germany, Sept. 17, 2003 - Trimble (NASDAQ: TRMB) today announced that it has signed an agreement with EDF Environnement et Developpement S.A. of France to acquire its subsidiary, MENSI S.A., a leading developer of terrestrial 3D laser scanning technology. Trimble will acquire MENSI in a cash transaction valued at up to EUR 6.5 million (approximately USD 7.3 million). The initial purchase price is EUR 3.5 million (approximately USD 3.9 million) with additional payments up to EUR 3.0 million (approximately USD 3.4 million) based on revenue through 2007. Closing of the transaction is subject to approval by French authorities.

     The announcement was made today at Intergeo 2003, the largest European conference on geodesy, geoinformatics and land management.

     The  addition  of  3D  laser  scanning  to  Trimble's   other   positioning
technologies will accelerate the development of new products, which enhance productivity in Trimble's existing surveying, engineering and construction markets. Laser scanning enables users to collect and use much higher amounts of 3D data than other tools.

     "MENSI is an industry leader in 3D laser scanning technology. The company has built a strong market and technology position since its founding," said Steven W. Berglund, president and CEO of Trimble. "The acquisition gives us an immediate entry into 3D laser scanning and data modeling applications and strengthens our existing positioning product portfolio. We expect to use the MENSI platform to develop new generations of products for the surveying, engineering and construction industries."

     "Since the company was founded, MENSI's vision has been that 3D scanners would become the next revolution in surveying equipment and a basic tool for surveyors," said Tristan Grimbert, CEO of MENSI. "Trimble is the perfect match for MENSI to integrate 3D terrestrial laser scanning into regular day-to-day surveying operations."

     MENSI will operate as a wholly owned subsidiary and Trimble intends to recognize its revenues under the company's Engineering and Construction business segment.

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About MENSI

     MENSI, founded in 1986 and located in Fontenay-sous-Bois, France, is a leading 3D laser-scanning company. MENSI 3D scanning tools, use laser technology to capture the shapes of physical structures or scenes and convert them into digital format for follow-on data editing or direct analysis. MENSI's RealWorks Survey software incorporates a series of precision tools particularly suited to 2D and 3D civil survey applications, and offers numerous deliverables for direct output or export to major CAD packages. For enhanced 3D modeling requirements in Power & Process, manufacturing etc., MENSI's 3Dipsos software package includes sophisticated processing, modeling, meshing and imaging tools as well as intelligent outputs to the major plant design software.

For more information, visit MENSI's Web site at:  www.mensi.com.

About Trimble

     Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies as well as wireless communications and software to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

     For an interactive look at company news and products, visit Trimble's Web site at: www.trimble.com.

     Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that include risks and uncertainties concerning the expected financial performance of the MENSI acquisition, as well as Trimble's strategic and operational plans to develop new products using the MENSI platform. Actual results may differ from those set forth in this press release due to certain risks and uncertainties, including the ability to achieve market acceptance of product offerings from the acquisition and the risks inherent in acquiring and integrating a company, unanticipated expenditures and changing relationships with customers. Among other things, economic trends and additional competitive issues may have an adverse effect on the success of the proposed acquisition. These and other risks are detailed from time to time in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10-K. The consummation of the acquisition is subject to certain closing conditions and may not be consummated on the terms proposed or at all.

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